UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Enphase Energy, Inc.
(Name of Registrant as Specified in its Charter)

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ENPHASE ENERGY, INC.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2025
April 30, 2025
To Our Valued Stockholders:
On April 4, 2025, Enphase Energy, Inc. (the “Company” or “Enphase Energy”) filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A (the “Proxy Statement”), which was made available to stockholders in connection with the Annual Meeting of Stockholders to be held on May 14, 2025 at 9:00 a.m. Pacific Time at the Company’s headquarters (the “Annual Meeting”). The Company is filing this supplement to the Proxy Statement (the “Supplement”) in support of its director nominees who are up for election at the Annual Meeting and to encourage you to vote “FOR” each of the nominees. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.
ISS Proxy Advisory Services has recommended a vote “FOR” the election of both director nominees, Steven J. Gomo and Thurman John Rodgers, and the board of directors of the Company (the “Board”) also recommends a vote “FOR” their election. However, the director nominees currently sit on additional board(s) of publicly traded companies (and in the case of Mr. Rodgers he is chief executive officer of one of the companies), and thus the Company has received inquiries from certain investors regarding potential “overboarding.” The Company therefore submits the following information as to why the director nominees are effective and valuable members of the Board, and we believe strongly that they should each be elected at the Annual Meeting to serve on the Board.
PROPOSAL 1: ELECTION OF DIRECTORS
Thurman John Rodgers
Mr. Rodgers is one of the most active directors on the Board, dedicating significant time and commitment to the Company, bringing unmatched depth in strategic thinking, technical acumen, and operational leadership, and delivering impact far beyond the boardroom. His decades of executive and industry experience, and his personal investment in the Company have made him an indispensable force on the Board.
Deep Commitment and Leadership
•100% attendance at all Board and Committee meetings of which he is a member in 2024 (13 in total), even after becoming the chief executive officer of Complete Solaria, Inc. in April 2024
•100% attendance at Strategic Committee meetings since its formation
•Attended 63 of 66 total Board, Compensation Committee, and Nominating and Corporate Governance Committee meetings over the past five years
•Serves as the Chair of the Compensation Committee, providing leadership and guidance on compensation philosophy, including cash compensation, equity guidelines, and short-term and long-term incentives for executives and the broader employee population
•Active member of the Nominating and Corporate Governance Committee and Strategic Committee

Unique Technical and Industry Expertise
•The only non-executive director with deep semiconductor expertise and experience
•Holds a Ph.D. in Electrical Engineering from Stanford and 20+ patents
•Founder and long-time CEO of Cypress Semiconductors

•Deeply respected Silicon Valley technologist since the 1980s
•Brings direct experience and insights from the solar and battery storage industries
•current board member of Enovix, Inc. (silicon lithium-ion battery producer)
•chief executive officer of Complete Solaria, Inc. (solar system solutions provider)
•former director of Bloom Energy Corporation (fuel-cell producer)
•former director of FTC Solar (solar tracker company)
•original investor in SunPower Corporation (solar system and energy solutions provider), playing a pivotal role in its initial public offering and later contributing to its growth as a board member

Strategic and Operational Impact
•Contributes critical input and advice on corporate initiatives, mergers and acquisitions, capital raising, technology and product development, operational excellence, and quality — during and well beyond formal meetings
•Played a direct role in recruiting the Company’s current CEO and several other essential senior leaders
•Actively facilitates strategic introductions across the technology and energy ecosystems

Alignment with Shareholders
•Personally invested $5 million in 2017 and was instrumental in the Company’s turnaround and successes thereafter
•Beneficially owns a significant equity stake -- approximately 1.5% of the Company as of the Record Date
•Has a long-term orientation and clear alignment with stockholder value creation

Efficient Time Management
•All three companies that Mr. Rodgers serves as a member on the board of directors, including Enphase Energy, are headquartered in the same city, enabling efficient collaboration and Board engagement

Steven J. Gomo

Mr. Gomo is a seasoned public company director with deep financial expertise and a long history of value-added board leadership. He has invested considerable time, effort and dedication to the Company, and his service has consistently enhanced governance, risk oversight and stockholder value.
Governance and Strategic Leadership
•Serves as Chair of the Board and previously held the role of Lead Independent Director prior to the establishment of a Chair
•Chair of the Audit Committee, providing oversight of financial controls, enterprise risk, and compliance
•Member of the Share Repurchase Committee for the Company’s stock repurchase program
Unparalleled Engagement
•100% attendance at all Board and Committee meetings over the past five years
•100% attendance at all Strategic Committee meetings since inception

Depth of Expertise
•Brings robust experience in corporate strategy, mergers and acquisitions, capital markets, accounting and financial matters, and enterprise risk management
•Simultaneously serves on two other public boards (since the past seven years), with no adverse impact on his time commitment or level of contribution to Enphase Energy
In closing, the contributions of Mr. Rodgers and Mr. Gomo have been instrumental in the Company’s transformation and growth. Each brings not only experience and insight, but strategic foresight and strong alignment with the Company’s stockholders in creating long-term value. The Company strongly believes their continued service is critical to the Company’s long-term success.
On behalf of the Board, the Company requests your support by voting “FOR” each of its director nominees in Proposal 1.
In addition, the Company requests your support by voting “FOR” on each of its Proposals 2, 3 and 4 for the reasons set forth in the Proxy Statement.